SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

PLAINS RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐     No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Shares of Plains Resources common stock, $0.10 par value per share (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

22,599,200 shares of Common Stock, $0.10 par value per share, 76,500 restricted units representing the right to acquire Common Stock and 1,610,785 options representing the right to acquire Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $48,799.96 was calculated pursuant to Exchange Act Rule 0-11(c)(1) and is based on (1) the aggregate number of 22,675,700 shares of Common Stock consisting of 22,599,200 shares of Common Stock outstanding plus the 76,500 restricted units representing the right to purchase Common Stock multiplied by the $16.75 per share merger consideration; plus (ii) the cash-out value of 1,610,785 options representing the right to purchase Common Stock. The filing fee was then calculated by multiplying the resulting transaction cash value of $385,161,498.00 by 0.00012670.

(4)	Proposed maximum aggregate value of transaction:

$385,161,498.00

(5)	Total fee paid:

$48,799.96

☒    Fee paid previously with preliminary materials: $48,799.96

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

700 Milam Street

Suite 3100

Houston, Texas 77002

PROXY STATEMENT SUPPLEMENT

This proxy statement supplement is furnished by the Board of Directors of Plains Resources Inc. in connection with the solicitation of proxies for use at a special meeting of the stockholders of Plains Resources to be held at 9:00 am, local time, on July 22, 2004, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, and at any adjournments or postponements thereof. It amends and supplements the proxy statement of Plains Resources dated June 23, 2004, which was first mailed to stockholders on or about June 23, 2004. This supplement, which you should read in conjunction with the June 23, 2004 proxy statement, is first being mailed to stockholders on or about July 13, 2004. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the June 23, 2004 proxy statement.

There have been several important developments regarding our proposed merger with a subsidiary of Vulcan Energy since we mailed the proxy statement and proxy card to you on June 23, 2004, including the following:

•	A Higher Price for Your Shares. Vulcan Energy, the Vulcan Merger Subsidiary and Plains Resources have amended the merger agreement to provide that, if the merger agreement is approved and adopted and the merger is completed in accordance with its terms, you will be entitled to $17.25 in cash per share of our common stock you own rather than the previously agreed upon $16.75 per share. The amendment is included as Appendix A to this proxy statement supplement.

•	Voting Agreements with Significant Stockholders. Stockholders holding an aggregate of approximately 11.6% of the outstanding shares of common stock of Plains Resources have entered into a voting agreement and granted Vulcan Energy an irrevocable proxy to vote their respective shares in favor of approval and adoption of the merger agreement and the merger.

•	Revised Management Arrangements. Vulcan Energy, Mr. James C. Flores and Mr. John T. Raymond have agreed to modify their agreements regarding the management and ownership of Vulcan Energy following the closing of the merger.

The special committee of the Board of Directors did not approve the amendment to the merger agreement. Mr. William O’Malley voted in favor of the amendment to the merger agreement. Mr. William M. Hitchcock, the member of the special committee who had previously withdrawn his support of the $16.75 per share merger, voted against the amendment to the merger agreement, expressing his view that the proposed $17.25 per share merger consideration was not adequate for the same reasons he had withdrawn his support of the original transaction. Although the special committee did not approve the amendment to the merger agreement, the Board of Directors (with Mr. Hitchcock voting against, and Mr. Flores absent) has approved the amendment to the merger agreement and the merger, and has determined that the amended merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, all Plains Resources stockholders (other than the Management Stockholders). Accordingly, the Board of Directors has reaffirmed its recommendation that you vote “FOR” approval and adoption of the merger agreement, as amended, and the merger.

A HIGHER PRICE FOR YOUR SHARES

Background of Amendment to Merger Agreement

On July 9, 2004, Mr. David Capobianco, a representative of Vulcan Energy, told Mr. Robert Sinnott that in order to obtain approval and adoption of the merger agreement and the merger by the stockholders of Plains

Resources, Vulcan Energy was willing to increase the purchase price for Plains Resources common stock from $16.75 to $17.25 per share if (a) Kayne Anderson Capital Advisors, L.P. and EnCap Investments L.L.C. would enter into an agreement to vote their respective shares of Plains Resources common stock in favor of approval and adoption of the merger agreement and the merger, (b) Plains Resources would agree to reimburse Vulcan Energy for the expenses that Vulcan Energy had incurred to date in connection with the Vulcan Energy transaction and (c) the Board of Directors of Plains Resources would expressly support and recommend approval and adoption of the merger agreement and the merger on the revised terms. Mr. Capobianco stated that Vulcan Energy would not be willing to agree to any further increase in the merger consideration, and that $17.25 was Vulcan Energy’s best and final offer. Mr. Sinnott then attempted to inform the other directors of Vulcan Energy’s proposal. Following his conversation with Mr. Sinnott, Mr. Capobianco attempted to contact Mr. Hitchcock to inform him of Vulcan Energy’s proposal.

Mr. Capobianco also contacted Mr. Martin Phillips on June 9, 2004, to inform him of the proposed increase in the merger consideration and requested that EnCap enter into a voting agreement with Vulcan Energy whereby it would agree to vote in favor of adoption and approval of the merger agreement and the merger.

Over the next two days, members of the Board of Directors had various informal conversations regarding Vulcan Energy’s proposed increase in the merger consideration.

On July 11, 2004, Mr. Capobianco spoke with Mr. O’Malley regarding Vulcan Energy’s willingness to increase the merger consideration to $17.25 per share. Mr. Capobianco told Mr. O’Malley that Vulcan Energy would not be willing to agree to any further increase in the merger consideration, and that $17.25 was Vulcan Energy’s best and final offer. Mr. O’Malley informed Mr. Capobianco that he was in favor of an amendment to the merger agreement increasing the merger consideration to $17.25 per share.

On July 11, 2004, Mr. O’Malley called Mr. Hitchcock to urge him to vote in favor of a transaction at $17.25 per share and Mr. Hitchcock again stated that he would not support a transaction at less than $17.50 per share. Later, Mr. Capobianco called Mr. Hitchcock. Mr. Hitchcock informed Mr. Capobianco that he would not support a transaction at less than $17.50 per share. Following that conversation, Mr. Capobianco called Mr. O’Malley to reiterate that $17.25 was Vulcan Energy’s best and final offer.

Later on July 11, 2004, Mr. O’Malley told Mr. Capobianco that, although Mr. Hitchcock remained unwilling to support a transaction at less than $17.50 per share, Mr. O’Malley believed that (a) the other members of the board would strongly support a transaction at $17.25, and (b) at $17.25 per share, the merger would likely be approved by Plains Resources’ stockholders. Mr. Capobianco told Mr. O’Malley that Vulcan Energy was willing to proceed on that basis.

Later that evening, a special telephonic meeting of the Board of Directors was convened to consider an amendment to the merger agreement. All members of the Board of Directors other than Mr. Flores were present. Also present at the meeting were representatives of Baker Botts. A representative of Baker Botts reviewed with the Board of Directors the proposed changes to the merger agreement, which included increased merger consideration of $17.25 per share and a requirement that all merger-related expenses of Vulcan be paid by Plains Resources within five business days of the execution of the amendment to the merger agreement. The representative of Baker Botts explained that, under the terms of the existing merger agreement, Plains Resources would be required to pay Vulcan Energy’s expenses in the event that the merger agreement were terminated because of the failure to obtain stockholder approval, so the agreement to pay Vulcan Energy’s expenses incurred to date represented the acceleration of an existing obligation under the merger agreement. Mr. O’Malley stated that Mr. Capobianco had estimated that Vulcan Energy’s expenses to date were approximately $6 million. The representative of Baker Botts also explained that a condition of Vulcan Energy’s agreement to increase the merger consideration was the execution and delivery by Kayne Anderson and EnCap of agreements to vote in favor of the merger. Mr. Sinnott and Mr. Phillips each indicated that Kayne Anderson and EnCap, respectively, was willing to do so.

After discussion, Mr. O’Malley stated his belief that the merger had been fair to Plains Resources stockholders at $16.75 per share, and that he believed that $17.25 was fair as well. Mr. Hitchcock stated his belief that $17.25 was inadequate, and reiterated that he would not support a transaction at less than $17.50 per share. He also stated his belief that Vulcan Energy would eventually be willing to raise to $17.50 per share.

After discussion, all directors present other than Mr. Hitchcock voted in favor of the amendment to the merger agreement and voted to approve the voting agreements with EnCap and Kayne Anderson, determined that the amended merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, all Plains Resources stockholders (other than the Management Stockholders), and reaffirmed the recommendation of the Board of Directors that Plains Resources stockholders vote “FOR” approval and adoption of the merger agreement, as amended, and the merger. Mr. Hitchcock voted against the amendment to the merger agreement and the merger and the voting agreement.

On July 12, 2004, Vulcan Energy, the Vulcan Merger Subsidiary and Plains Resources entered into an amendment to the merger agreement that increased the merger consideration to $17.25 in cash per share of our common stock, and Kayne Anderson and EnCap, which beneficially own in the aggregate 2,839,519 (or approximately 11.6%) of the outstanding shares of Plains Resources common stock, entered into an agreement with Vulcan Energy pursuant to which they agreed to vote their shares in favor of approval and adoption of the merger agreement and the merger. See “Voting Agreements With Significant Stockholders” below. Pursuant to the terms of the amendment to the merger agreement, on or before July 19, 2004, Plains Resources must reimburse Vulcan Energy for the expenses incurred or paid by Vulcan Energy in connection with the Vulcan Energy transaction through July 12, 2004. We have attached as Appendix A to this proxy statement supplement a copy of the amendment, which we incorporate by reference into this document.

BOARD RECOMMENDATION; NO SPECIAL COMMITTEE APPROVAL

The Special Committee

As previously disclosed, due to the participation of Messrs. Flores and Raymond in the proposed transaction, the Board of Directors of Plains Resources formed a special committee to evaluate and negotiate the terms of the proposed transaction and any alternative transaction, to evaluate the fairness to the stockholders of Plains Resources (other than the Management Stockholders) of any such transaction and to make a recommendation to the Board of Directors with respect to any such transaction. The special committee consists of two directors, Mr. O’Malley and Mr. Hitchcock, who are not our officers or employees, are not directly or indirectly affiliated with Vulcan Energy or the Management Stockholders, and who will not have an economic interest in us or Vulcan Energy following the merger. Although (1) Sable Investments, which is owned by the Management Stockholders, and Mr. O’Malley each have an investment in the same private technology company, an investment that was recommended to Mr. O’Malley by his son, and (2) Mr. O’Malley’s son and Mr. Raymond are friends, the Board of Directors believes that these relationships are not material and do not impair Mr. O’Malley’s exercise of independent business judgment.

The special committee did not approve the amendment to the merger agreement. Mr. O’Malley voted in favor of the amendment to the merger agreement. Mr. Hitchcock, the member of the special committee who had previously withdrawn his support of the $16.75 per share merger, voted against the amendment to the merger agreement, expressing his view that the proposed $17.25 per share merger consideration was not adequate for the same reasons he had withdrawn his support of the original transaction, particularly the trading price of Plains Resources stock and business developments relating to PAA since the special committee’s initial approval of the transaction on February 18, 2004, including the acquisition of Link Energy LLC and PAA’s revised guidance, which Mr. Hitchcock thought was conservative. The PAA revised guidance consisted of information presented by PAA management in a public investor and analyst conference call held on June 16, 2004. During this call, among other things, PAA management forecast net income for the second quarter of 2004 of between $34.6 million and $39.4 million, or approximately $0.52 to

$0.60 per unit, and for the full year 2004 of between $123.8 million and $137.6 million, or approximately $1.80 to $2.01 per unit. PAA management also modified its previous guidance on intended distribution growth from an approximate 5% increase by the February 2005 distribution (an annualized distribution rate of $2.36 per unit) to an approximate increase of between 5% and 7% by the February 2005 distribution (an annualized distribution rate of between $2.36 and $2.41 per unit). In addition, PAA management noted that PAA would continue to pursue additional acquisitions.

The Board of Directors on November 19, 2003 resolved not to approve any transaction with Vulcan Energy without a prior favorable recommendation of such a transaction by the special committee. Notwithstanding its prior resolution, the Board of Directors concluded in its meeting on July 11, 2004, to nonetheless approve the amendment to the merger agreement, recommend adoption of the merger agreement (as amended) to stockholders and approve the voting agreements with EnCap and Kayne Anderson without any additional action on the part of the special committee under the November 19, 2003 resolution in light of (a) the special committee’s prior recommendation on February 18, 2004 of the original merger agreement (providing for consideration of $16.75 per share of common stock), which had not been withdrawn, (b) the fact that Plains Resources was already bound by the merger agreement which contemplated a transaction at $16.75 per share and the amendment increased the proposed consideration payable by Vulcan Energy to $17.25 per share and (c) Petrie Parkman’s opinion dated June 7, 2004, that as of such date and based on and subject to the matters set forth in the opinion, the $16.75 per share consideration to be received by Plains Resources stockholders in the merger was fair from a financial point of view to such stockholders (other than the Management Stockholders).

No Fairness Opinion for the Amendment to the Merger Agreement

In considering the higher $17.25 per share merger consideration, neither the Board of Directors nor the special committee requested or received an opinion regarding the fairness of the $17.25 per share merger consideration from Petrie Parkman because, at a meeting of the special committee held on June 7, 2004, Petrie Parkman delivered to the special committee Petrie Parkman’s opinion, dated June 7, 2004, that as of such date and based on and subject to the matters set forth in the opinion, the $16.75 per share consideration to be received by Plains Resources stockholders was fair from a financial point of view to such stockholders (other than the Management Stockholders), and a representative of Petrie Parkman discussed the methodology that Petrie Parkman used in rendering the opinion. Petrie Parkman did not distribute written presentation materials to the special committee in connection with the delivery of its June 7, 2004 opinion. Please see “Special Factors—Background of the Merger” and “—Opinions of Financial Advisor to the Special Committee” in the proxy statement.

According to Petrie Parkman at the June 7, 2004 meeting, (a) in connection with its June 7, 2004 opinion, Petrie Parkman generally updated the type of analysis performed in connection with its February 18, 2004 opinion and (b) in Petrie Parkman’s view, there had been approximately 10 positive changes and approximately 10 negative changes relating to Plains Resources that impacted Petrie Parkman’s reference value analysis since Petrie Parkman had performed the analysis in connection with delivering its first opinion on February 18, 2004, including, among the positive changes, (1) PAA’s recent acquisition of substantially all of the assets of Link Energy LLC (“Link”) and (2) PAA’s revised public earnings guidance, and, among the negative changes, (1) an increase in PAA’s cost of equity and an increase in PAA’s cost of capital, in each case related to the rise in general interest rates, and (2) a reduction in estimates of Plains Resources’ proved reserves. Petrie Parkman also observed that acquisition multiples evidenced in recent transactions in PAA’s target markets had been above historical ranges which could create the expectation that PAA’s future acquisition multiples could be above historic ranges as well, which could have a negative impact on the future valuation of PAA.

The Board’s Recommendation

Although the special committee did not approve the amendment to the merger agreement, the Board of Directors (with Mr. Hitchcock voting against, and Mr. Flores absent) has approved the amendment to the merger agreement and the merger, and has determined that the amended merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, all Plains Resources stockholders (other than the Management Stockholders). Accordingly, the Board of Directors reaffirmed its recommendation that you vote “FOR” approval and adoption of the merger agreement, as amended, and the merger. Please see “Special Factors—Background of the Merger” and “—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger” in the proxy statement.

VOTING AGREEMENTS WITH SIGNIFICANT STOCKHOLDERS

Kayne Anderson, which as of the record date beneficially owned 1,665,300 (or 6.8%) of the outstanding shares of Plains Resources common stock, and EnCap, which as of the record date beneficially owned 1,174,219 (or 4.8%) of the outstanding shares of Plains Resources common stock, entered into a voting agreement, dated as of July 12, 2004, with Vulcan Energy. Mr. Robert V. Sinnott, one of our directors, is an affiliate of Kayne Anderson, and Mr. D. Martin Phillips, one of our directors, is an affiliate of EnCap. Pursuant to the voting agreement, Kayne Anderson and EnCap have, among other things, granted Vulcan Energy an irrevocable proxy to vote their respective shares of Plains Resources common stock in favor of approval and adoption of the merger agreement and the merger. Kayne Anderson and EnCap entered into the voting agreement in order to induce Vulcan Energy to agree to increase the merger consideration in the merger; however, neither Kayne Anderson nor EnCap received any separate or additional consideration in connection with the execution and delivery of the voting agreement. Including Messrs. Flores and Raymond’s agreement to vote in favor of the merger, holders of approximately 16.4% of the outstanding common stock are contractually committed to vote in favor of the approval and adoption of the merger agreement, as amended, and the merger.

REVISED MANAGEMENT ARRANGEMENTS

On July 12, 2004, each of the Management Stockholders, Mr. Allen and Vulcan Energy agreed to modifications to the agreements governing the Management Stockholders’ relationship with Vulcan Energy and Plains Resources following the completion of the merger. Please see “Special Factors—Agreements with the Management Stockholders” in the proxy statement. The following material changes were made to the agreements:

•	The exclusivity agreement was eliminated;

•	Under the stockholders agreement, any determination not to make tax distributions (which previously required approval of a majority of the Vulcan Energy board, including at least one director appointed by a Management Stockholder) will require unanimous approval of the Vulcan Energy board of directors;

•	Mr. Flores will not be chairman of the board of directors of Vulcan Energy. Mr. Flores will enter into a consulting agreement rather than an employment agreement, pursuant to which Mr. Flores will serve as a special advisor to the chairman of Vulcan Energy’s board of directors. Unless terminated as provided in the consulting agreement for cause or without cause, the terms of the consulting agreement will extend through January 2, 2015 and will automatically renew for one year terms unless either party to the consulting agreement provides written notice to the other of its intent not to extend the term of the agreement at least 90 days prior to the end of the original term or any successive term. Under the consulting agreement, Mr. Flores will receive an annual consulting fee of $200,000 for the first three years following the closing, and thereafter he will receive no annual cash compensation;

•	Mr. Raymond’s employment agreement will provide that (a) Mr. Raymond will serve full-time as president and chief executive officer of Vulcan Energy with a base annual salary of $300,000, (b) the initial term will last until the later of (i) the third anniversary of the closing of the merger and (ii) six months after Vulcan Energy is entitled to make cash distributions in excess of tax distributions under its credit facility, and thereafter the initial term will extend for one-year increments upon mutual agreement by Raymond and Vulcan Energy, (c) the failure of Vulcan Energy to offer to extend the employment agreement on at least a part-time basis, but no less than 50% of Mr. Raymond’s time, with a pro rata portion of Mr. Raymond’s annual salary, would constitute a termination without “Cause” for purposes of the employment agreement, and (d) Mr. Raymond will be obligated under the non-confidentiality/non-competition/non-solicitation provisions of his employment agreement for only the term of his full-time employment;

•	Neither Management Stockholder will be entitled to receive a loan from Vulcan Energy to pay income taxes incurred in the vesting of Vulcan Energy restricted stock or the exercise of Vulcan Energy options; however, each Management Stockholder will continue to be entitled to receive a loan to pay the aggregate strike price of the Vulcan Energy options if the Vulcan Energy options accelerate upon achievement of certain performance criteria; and

•	Vulcan Energy may increase the principal amount borrowed under the Bank of America senior guaranteed term loan from $65 million to $75 million. In such an event, the total cash contribution made by Mr. Allen in connection with his equity investment in Vulcan Energy may be reduced by the additional proceeds received under the senior guaranteed term loan.

ADDITIONAL INFORMATION

The Settlement of the Consolidated Action

On June 25, 2004, the plaintiffs in the consolidated action captioned In re Plains Resources Inc. Shareholders Litigation, No. 071-N (Del. Chan.) (“Plaintiffs”), requested expedited proceedings and filed a second amended consolidated complaint. That complaint makes the following allegations in addition to those previously alleged:

•	with respect to Mr. Hitchcock’s decision to vote his shares of common stock against the merger, the proxy statement allegedly failed to disclose allegedly material information regarding business developments relating to PAA since February 18, 2004, PAA’s revised guidance, or the impact of PAA’s acquisition of Link Energy LLC;

•	the special committee was allegedly inappropriately advised that the consent of both members of the special committee would be necessary to change the recommendation with respect to the merger;

•	with respect to Petrie Parkman’s June 7, 2004 fairness opinion, the proxy statement allegedly failed to disclose allegedly material information regarding Petrie Parkman’s analyses of information it reviewed or the results of such analyses underlying the June 7 fairness opinion; and

•	with respect to the June 17, 2004 request that Vulcan Energy raise the merger price to $17.50 per share of Plains Resources common stock, the proxy statement allegedly failed to disclose allegedly material information regarding the identity of the Plains Resources director who made the request, his reasons for approaching Vulcan Energy, or the bases for his selection of $17.50 per share as a fair price.

On June 28, 2004, the Court held a teleconference with counsel to the parties to that action, whereupon the parties agreed to expedited discovery regarding Plaintiffs’ disclosure allegations and an injunction hearing to be held on July 19, 2004. Plaintiffs served document requests and received approximately 40 boxes of documents for their review. Plaintiffs thereafter conducted depositions of four individuals, including Mr. Hitchcock. On July 9, 2004, the Plaintiffs filed a motion for a preliminary injunction and an opening brief in support thereof.

The parties thereafter engaged in settlement negotiations, which have resulted in an agreement in principle to settle all claims among the parties regarding Plaintiffs’ disclosure claims and challenges to the offer price. A formal memorandum of understanding is expected to follow in due course. The settlement is subject to approval by the Court.

Leucadia Letter

On July 7, 2004, Leucadia filed a seventh amendment to its Schedule 13D with the Securities and Exchange Commission describing its suggestion that Plains Resources remain a public company with changes in its management, governance and capital structure. As part of the recommendation, Leucadia suggested that Plains Resources borrow approximately $175,000,000 and use the proceeds to commence a tender offer to purchase up to 10 million shares of Plains Resources common stock at a price of $17.00 per share. Leucadia also stated that Pershing Square intended to vote its 1,258,500 shares of Plains Resources common stock against the merger with Vulcan Energy.

At the July 11, 2004 meeting of the Board of Directors held to consider Vulcan Energy’s offer to increase the merger consideration, the Board of Directors also discussed Leucadia’s June 7, 2004 letter, which suggested that Plains Resources pursue a leveraged recapitalization—an alternative that the special committee had previously considered and determined would not result in superior value for Plains Resources’ stockholders. Plains Resources believes Leucadia’s analysis contained in its June 7, 2004 letter was flawed in several respects, including that it:

•	ignored the fact that a leveraged recapitalization would not resolve Plains Resources’ significant tax issues,

•	failed to take into account the required repayment of Plains Resources’ existing indebtedness,

•	assumed that Plains Resources would have the ability to borrow $175 million,

•	incorrectly asserted that the $15 million termination fee would not be payable to Vulcan Energy upon consummation of the suggested leveraged recapitalization, unless such recapitalization took place more than 15 months after termination of the merger agreement,

•	failed to take into account the other expenses that Plains Resources has incurred and would incur in connection with the Vulcan Energy transaction, including the reimbursement of Vulcan Energy’s expenses (estimated to be approximately $6 million), and

•	failed to take into account the $5 million of severance payments that Plains Resources would be required to make in connection with the suggested leveraged recapitalization.

Accordingly, the aggregate amount of proceeds available to repurchase Plains Resources shares would be substantially less than the amount asserted by Leucadia, resulting in a significant overstatement of the free cash flow per share that would be available under the transaction suggested by Leucadia. In light of these flaws and the increased merger consideration being offered by Vulcan Energy, the Board of Directors determined that Leucadia’s July 7th letter did not merit further consideration.

Your Vote Is Important

THE TIME REMAINING TO VOTE IS SHORT AND YOUR VOTE IS VERY IMPORTANT—PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY

We urge you to give this matter your prompt attention. In order for stockholders to receive the $17.25 per share cash merger consideration, the affirmative vote of holders of a majority of the outstanding shares of Plains Resources common stock entitled to vote must approve and adopt the merger agreement and the merger at the special meeting of the stockholders on July 22, 2004. Only holders of record of Plains Resources common stock as of the close of business on June 14, 2004 are entitled to notice of, and to vote at, the special meeting.

For your convenience, we have enclosed an additional proxy card. If you have already returned your proxy card voting FOR approval and adoption of the merger agreement and the merger, there is no need for you to do anything further at this time to vote in favor of the merger at the increased merger consideration.

If you have not already returned your proxy card or if you have previously voted AGAINST or to ABSTAIN with respect to the previous $16.75 merger consideration, WE URGE YOU TO PROMPTLY VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER IN LIGHT OF THE HIGHER $17.25 MERGER CONSIDERATION AND TO SIGN, DATE AND RETURN THE SIGNED AND DATED PROXY CARD BY:

•	MAILING IT TO US IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES,

•	ACCESSING THE INTERNET VOTING SITE INDICATED ON YOUR PROXY CARD (YOU WILL NEED THE VOTING CONTROL NUMBER ON YOUR PROXY CARD), OR

•	CALLING THE TOLL-FREE PHONE NUMBER INDICATED ON YOUR PROXY CARD (YOU WILL NEED THE VOTING CONTROL NUMBER ON YOUR PROXY CARD).

If you have already returned a proxy card and you sign, date and timely return the enclosed proxy card, your vote on the enclosed proxy card will supercede your earlier vote. You may revoke your proxy at any time before it is voted by (a) giving notice of revocation in person at, or in writing bearing, a later date than the proxy, to the Secretary of Plains Resources, 700 Milam Street, Suite 3100, Houston, Texas 77002, (b) delivering to the Secretary of Plains Resources a duly executed subsequent proxy bearing a later date and indicating a contrary vote, (c) attending the special meeting and voting in person, or (d) if you have instructed a broker to vote your shares, by following the directions received from your broker to change these instructions.

After considering the increased value of Vulcan Energy’s $17.25 per share cash offer, together with factors disclosed in “Special Factors—Background of the Merger” and “—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger” in the proxy statement, although the special committee did not approve the amendment to the merger agreement, the Board of Directors (with Mr. Hitchcock voting against, and Mr. Flores absent) has approved the amendment to the merger agreement and the merger, and has determined that the amended merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, all Plains Resources stockholders (other than the Management Stockholders). Accordingly, the Board of Directors reaffirmed its recommendation that you vote “FOR” approval and adoption of the merger agreement, as amended, and the merger.

Failure to return a properly executed proxy card or vote at the special meeting will have the same effect as a vote against the approval and adoption of the merger agreement and the merger. If you have any questions, or need assistance in voting your proxy, please call our proxy solicitor, Georgeson Stockholder Communications, toll-free at (800) 334-9612.

Other Information

Please see “Miscellaneous Other Information—Where You Can Find More Information” on page 135 of the proxy statement to find out how to obtain more information from Plains Resources or the SEC.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement supplement and the other documents referred to in this supplement contain or are based upon forward-looking statements based on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions, including statements relating to Plains Resources’ plans, intentions and expectations to complete the merger, that are not statements of historical fact, or that include words such as “will”, “would”, “should”, “plans”, “likely”, “expects”, “anticipates”, “intends”, “believes”, “estimates”, “thinks”, “may”, and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things:

•	risk associated with the satisfaction of the conditions to complete the merger, including the availability of financing to complete the merger;

•	conflicts of interest that may influence Plains Resources’ officers and directors to support or recommend the merger;

•	the future profitability of Plains Resources;

•	the uncertainty of the market for the midstream activities of marketing, gathering, transporting, terminalling, and storage of crude oil that Plains Resources engages in through its significant equity ownership in PAA;

•	the risks associated with the finding and developing of upstream oil and gas reserves associated with Plains Resources’ Florida oil and gas operations;

•	the seasonality of Plains Resources’ financial results;

•	the favorable resolution of pending and future litigation;

•	operating and financial performance of PAA;

•	risks, uncertainties and other factors that could have an impact on Plains All American Pipeline, L.P., or PAA, which could in turn impact the value of our holdings in PAA (for a discussion of these risks, uncertainties and other factors, see PAA’s filings with the SEC);

•	the effects of our indebtedness, which could adversely restrict our ability to operate, make us vulnerable to general adverse economic and industry conditions, place us at a competitive disadvantage compared to our competitors that have less debt, and have other adverse consequences;

•	uncertainties inherent in the development and production of oil and gas and in estimating reserves;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	impact of oil and gas price fluctuations;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	general economic, market, industry or business conditions; and

•	other factors disclosed in Plains Resources’ Annual Report on Form 10-K/A for the year ended December 31, 2003 and in other reports filed by Plains Resources from time to time with the Securities and Exchange Commission.

All forward-looking statements in this proxy statement supplement are made as of the date hereof, and you should not place undue certainty on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this proxy statement. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

On behalf of the Board of Directors, thank you for your continued support.

The Company’s proxy statement, dated June 23, 2004, is modified in its entirety by the foregoing.

By Order of the Board of Directors

Dated: July 13, 2004

APPENDIX A

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2004 (this “Amendment”), by and among Plains Resources Inc., a Delaware corporation (the “Company”), Vulcan Energy Corporation, a Delaware corporation (“Parent”), and Prime Time Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company, Parent and the Purchaser have entered into that certain Agreement and Plan of Merger, dated as of February 19, 2004 (the “Merger Agreement”);

WHEREAS, Section 8.2 of the Merger Agreement provides that the Merger Agreement may be amended by the parties thereto by action taken or authorized by their respective boards of directors at any time before the Effective Time by an instrument in writing signed by each of the parties to the Merger Agreement;

WHEREAS, the Effective Time has not occurred and the Company, Parent and the Purchaser wish to amend the Merger Agreement as set forth below; and

WHEREAS, in furtherance of the Merger, (a) the boards of directors of the Company, Parent and the Purchaser have each approved and adopted this Amendment and the transactions contemplated hereby and (b) in order to induce Parent and the Purchaser to enter into this Amendment, concurrently with the execution and delivery of this Amendment, Kayne Anderson Capital Advisors, L.P., a California limited partnership, and EnCap Investments L.L.C., a Delaware limited liability company (who collectively hold an aggregate of approximately 11.6% of the outstanding shares of common stock of the Company), are entering into a voting agreement with Parent, dated as of the date of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and the Purchaser hereby agree as follows:

ARTICLE I

AMENDMENTS

SECTION 1.1    Amendment to Section 2.1(a). Section 2.1(a) of the Merger Agreement (entitled “Conversion of Capital Stock”) is hereby amended by deleting the reference therein to “$16.75” and inserting in lieu thereof a reference to “$17.25”.

SECTION 1.2    Amendment to Section 3.2(a). Section 3.2(a) of the Merger Agreement (entitled “Capitalization”) is hereby amended by deleting the reference therein to “$385,661,498” and inserting in lieu thereof a reference to “$406,763,807”.

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ARTICLE II

REPRESENTATIONS

SECTION 2.1    Company, Parent and Purchaser Representations. Each of the parties to this Amendment hereby represents to the others that (a) it has full organizational power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Amendment by such party have been duly and validly authorized by all necessary corporate action on the part of such party and (c) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

SECTION 2.2    Company Representations. The Company hereby represents that the Board has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the Merger or any of the other transactions contemplated by this Amendment and the Merger Agreement. Except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Amendment and the Merger Agreement.

ARTICLE III

OTHER AGREEMENTS

SECTION 3.1    Expenses. Within five Business Days following the execution and delivery of this Amendment by Parent and the Purchaser, the Company shall pay Parent by wire transfer of immediately available funds the amount necessary to reimburse Parent and the Purchaser for all Expenses incurred or paid by Parent and the Purchaser through the date of this Amendment for which Parent provides documentation. Notwithstanding the foregoing, this provision shall not limit the amount of any Expenses owed to Parent pursuant to Article VIII of the Merger Agreement, if any, and in the event the Company must pay to Parent the Expenses of Parent and the Purchaser pursuant to Article VIII of the Merger Agreement, the Company shall pay all Expenses incurred or paid by Parent and the Purchaser in excess of the amount paid pursuant to this Section 3.1.

SECTION 3.2    Consent. The Company hereby (a) consents to the amendments made to the Subscription Agreement pursuant to the terms of Amendment No. 1 to Amended and Restated Subscription Agreement, dated as of the date hereof, by and among Parent, Paul G. Allen, James C. Flores and John T. Raymond (the “Subscription Amendment”), a complete and correct copy of which has been delivered to the Company, and (b) acknowledges that the definition of “Subscription Agreement” in the Merger Agreement means the Subscription Agreement, as amended by the Subscription Amendment, and as such agreement may be further amended or modified from time to time in accordance with its terms.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1    Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

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SECTION 4.2    Counterparts. This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 4.3    Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

SECTION 4.4    No Other Effect on the Merger Agreement. Except as modified by this Amendment, all of the terms of the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect.

SECTION 4.5 Acknowledgment. The Company hereby acknowledges that the leveraged recapitalization suggested by the group led by Pershing Square, L.P. and Leucadia National Corporation (as described in Exhibit 2 of Amendment No. 7 to the Schedule 13D filed by Pershing Square, L.P., Pershing Square GP, LLC, Leucadia National Corporation and William Ackman on July 7, 2004) would constitute an Acquisition Proposal for purposes of Section 8.1 of the Merger Agreement.

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

PLAINS RESOURCES INC.

By:	/s/ JOHN T. RAYMOND
Name: John T. Raymond Title: President and Chief Executive Officer

VULCAN ENERGY CORPORATION

By:	/s/ DAVID N. CAPOBIANCO
Name: David N. Capobianco Title: Vice President

PRIME TIME ACQUISITION CORPORATION

By:	/s/ DAVID N. CAPOBIANCO
Name: David N. Capobianco Title: Vice President

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